SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
       RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT
                                TO RULE 13d-2(b)

                                (AMENDMENT NO.)*

                            Chordiant Software, Inc.
                            ------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
                    ----------------------------------------
                         (Title of Class of Securities)

                                   170404 10 7
                                   -----------
                                 (CUSIP Number)

                                January 27, 2004
                                ----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [X]  Rule 13d-1(c)

         [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 170404 10 7                  13G                     Page 2 of 5 Pages

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    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Acqua Wellington Opportunity I Limited
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Bahamas
--------------------------------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF                   4,854,368
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6      SHARED VOTING POWER
         EACH                     0
      REPORTING    -------------------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH
                                  4,854,368
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,854,368
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.0%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           OO (A corporation organized under the laws of the Bahamas)
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

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CUSIP No. 170404 10 7                  13G                     Page 3 of 5 Pages

--------------------------------------------------------------------------------


ITEM 1.

(a)      Name of Issuer:

         Chordiant Software, Inc.

(b)      Address of Issuer's Principal Executive Offices:

         20400 Stevens Creek Boulevard, Suite 400
         Cupertino, California 95014

ITEM 2.

(a)      Name of Person Filing:

         Acqua Wellington Opportunity I Limited

(b)      Address of Principal Business Office or, if none, Residence:

         Acqua Wellington Opportunity I Limited
         Shirlaw House
         87 Shirley Street
         Nassau, Bahamas

(c)      Citizenship:

         Bahamas

(d)      Title of Class of Securities:

         Common Stock, par value $0.001 per share

(e)      CUSIP Number:

         170404 10 7

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
         (c), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable.

ITEM 4.  OWNERSHIP.

         The following is information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1 as of January 27, 2004.

         (a)      Amount beneficially owned: 4,854,368 shares of Common Stock

         (b)      Percent of class: 7.0%

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CUSIP No. 170404 10 7                  13G                     Page 4 of 5 Pages

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         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote: 4,854,368

                  (ii)     Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of: 4,854,368

                  (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         Certification pursuant to Rule 13d-1(c):

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 170404 10 7                  13G                     Page 5 of 5 Pages

--------------------------------------------------------------------------------

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 5, 2004

                                  ACQUA WELLINGTON OPPORTUNITY I LIMITED


                                  By: /s/ Dayrrl Butler
                                      --------------------------------
                                      Name:  Dayrrl Butler
                                      Title: Director